Exhibit 99.2

News Announcement	For Immediate Release

SeraCare Life Sciences Names Tom Lawlor

as Global Chief Operating Officer-

Lawlor to Oversee Domestic and International

Operations and Direct Integration of Acquisitions -

OCEANSIDE, Calif.—Dec. 13, 2004—SeraCare Life Sciences, Inc. (Nasdaq: SRLS), a provider of biological materials and services essential for research applications, the manufacture of diagnostic tests, and the commercial production of therapeutic drugs, announced today that it has named Thomas Lawlor, 47, as the Company’s Global Chief Operating Officer. Mr. Lawlor will be based in Massachusetts, working from SeraCare’s West Bridgewater facility, in close proximity to SeraCare’s other East Coast facilities in Massachusetts and Maryland.

Mr. Lawlor brings to SeraCare nearly 18 years of life sciences and biotech industry management experience, with a focus on blood and plasma-based products and services. He joins SeraCare from Haemonetics Corporation (NYSE: HAE) in Braintree, Massachusetts, where he has been for 18 years, most recently as Vice President of U.S. Blood Bank and Field Services Operations. In this position, Mr. Lawlor was responsible for sales, marketing, and service and clinical training programs across the country.

Previously, as Vice President of Haemonetics’ U.S. Surgical, Plasma and Field Service Operations, Mr. Lawlor managed $110 million in revenues, successfully integrated two acquisitions and achieved sales and gross profit margin improvements across the businesses. Prior to joining Haemonetics in 1986, Mr. Lawlor fulfilled various technical and managerial positions at Intermetrics, Inc.

Michael Crowley, Jr., SeraCare Life Sciences CEO said, “Through our recent acquisitions and internal growth, SeraCare has now reached a size and scope of operations where we can truly utilize and benefit from the addition of a Chief Operating Officer, particularly one possessing Tom’s substantial operating experience and record of accomplishment. We are pleased to welcome Tom to our organization and are confident that he will play a very important role in SeraCare’s growth, particularly in the near term, as we work to integrate our acquisitions effectively and develop new revenue and margin improvement opportunities.”

Commenting on his new position, Tom Lawlor said, “I am very pleased to join the SeraCare team as COO and to contribute to their innovative strategy and aggressive, long-term growth goals. I believe my work experience and industry knowledge will enable me to get up to speed very quickly and make important contributions to the Company’s expanding ability to service clients worldwide.”

In accordance with the terms of his employment agreement, on December 13, 2004, the Company granted to Mr. Lawlor a nonqualified stock option to purchase 160,000 shares of the Company’s common stock at an exercise price equal to the closing price per share of the Company’s common stock on December 13, 2004. The stock option vests in three equal annual installments and expires six years from the date of grant. Vesting of the stock option may be accelerated under the circumstances described in the stock option agreement. The stock option was not granted under the Company’s Stock Incentive Plan and will not be submitted to the shareholders for approval.

About SeraCare Life Sciences:

SeraCare Life Sciences, Inc. is a manufacturer and provider of biological products and services for diagnostic, therapeutic, drug discovery, and research organizations worldwide. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the Global Repository(R), comprised of clinical samples (DNA, RNA, tissue, and serum) for the application of human genetics to target validation for drug discovery. SeraCare is headquartered in Oceanside, CA, and maintains facilities in Cambridge and West Bridgewater, MA; Frederick and Gaithersburg, MD; and Hatboro, PA. For more information please visit www.seracare.com or divisional websites at www.bbii.com and www.getdna.com.

Safe Harbor for Forward-Looking Statements:

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Information on factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2004 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Jaffoni & Collins Incorporated

David Collins/Carol Young, 212-835-8500

srls@jcir.com